FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 and                ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           February 1, 1994
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and address of Reporting Person
     Barone                           Daren                           J
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     (Last)                          (First)                         (MI)

     c/o Watkins Contracting, Inc.,  5490 Compley Street, Suite 603
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                                    (Street)

     San Diego                        CA                          92123
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

REXX ENVIRONMENTAL CORPORATION (REX)
(formerly named Oak Hill Sportswear Corporation)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     ###-##-####
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                 12/98                 |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [    ]  Director                     [    ]  10% Owner

        [    ]  Officer                      [ X  ]  Other (specify below)
                (give title below)

        CEO/Treasurer/Secretary - Operating Subsidiary
        ----------------------------------   ---------------------------------
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 7. Individual or Joint/Group Filing (Check applicable line)

   X   Form filed by one Reporting Person
 -----
       Form filed by more than one Reporting Person
 -----
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
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                                 |                           |     Code    |     V     |     Amount     |   (A)   |     Price
                                 |                           |             |           |                |   (D)   |
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Common Stock                     |                           |             |           |                |         |
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Month           |    Indirect (1)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
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Common Stock                     |        200,000            |          D              |
===================================================================================================================================

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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Contingent put rights (Note 1)   |         $5.00             |       10/21/97          |        |       |             |
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Option for common stock          |         $2.00             |       12/18/98          |   A    |       |   20,000    |
                                 |                           |                         |        |       |   shares    |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Contingent put rights (Note 1)   |               |              | common stock   |   200,000 shares    |         Note 1
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Option for common stock          |   12/18/99    |  12/17/03    | common stock   |    20,000 shares    |         Note 2
                                 |   (Note 2)    |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (1) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Contingent put rights (Note 1)   | contingent put rights for    |               D                      |
                                 | 200,000 shares               |                                      |
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Option for common stock          |         20,000               |               D                      |
===================================================================================================================================

Explanation of Responses:

(1) See the Reporting Person's Form 3 dated 10/30/97.

(2) Reports the grant of a non-qualified stock option for 20,000 shares of common stock excersisable at $2.00 per share in four equal cumulative annual installments.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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**Signature of Reporting Person                            Date   1/11/98
       DAREN J. BARONE

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.